Exhibit 99.1

RLI DECLARES REGULAR AND SPECIAL DIVIDEND

PEORIA, ILLINOIS, November 9, 2017 -- RLI Corp. (NYSE: RLI) – The RLI Corp. board of directors has declared a fourth quarter special cash dividend of $1.75 per share of common stock, which is expected to total approximately $77 million, and a regular cash dividend of $0.21 per share, unchanged from the prior quarter. Both dividends are payable on December 27, 2017, to shareholders of record as of November 30, 2017.

 “We are pleased to share the results of our success in 2017 with our shareholders,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “RLI has a long track record of outperforming the industry in underwriting profit and book value growth.  This year is no exception, despite the hurricane activity experienced in the third quarter.”

Inclusive of todays’ announced dividends, RLI has returned $1.2 billion to shareholders over the last ten years.

RLI’s special dividends may or may not occur in the future. Any determination to declare a special dividend, as well as the amount of any special dividend, is based on the company’s earnings and financial position, market conditions and other relevant factors at that time, as determined by the board of directors.

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT

Aaron Jacoby

Vice President, Corporate Development

309-693-5880

Aaron.Jacoby@rlicorp.com

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